Exhibit 99.1

CALGON CARBON ANNOUNCES SECOND QUARTER RESULTS

PITTSBURGH, PA – August 2, 2011 – Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2011.

The company reported net income of $11.3 million for the second quarter of 2011, as compared to net income of $2.9 million for the second quarter of 2010. On a fully diluted basis, net income per common share for the second quarter of 2011 was $0.20, as compared to $0.05 for the second quarter of 2010.

Income from operations for the second quarter of 2011 was $17.4 million, versus $4.3 million for the comparable period of 2010.

Both income from operations and net income for the second quarter of 2010 included an $11.5 million ($7.2 million after-tax) charge for a litigation contingency.

Net sales for the second quarter of 2011 were $135.3 million, an $11.7 million, or a 9.5%, increase over the comparable period in 2010. Currency translation had a $6.6 million positive impact on sales for the second quarter due to the weak dollar.

For the second quarter of 2011, sales for the Activated Carbon and Service segment increased 10.1%, as compared to the second quarter of 2010. The increase was due principally to higher demand for certain activated carbon and service products in the environmental water, environmental air, and food markets.

Equipment sales for the second quarter of 2011 increased 5.0% over the second quarter of 2010 due to higher revenue from ballast water treatment systems. For the second quarter of 2011, Consumer sales were comparable to the second quarter of 2010.

Net sales less the cost of products sold as a percentage of net sales for the second quarter of 2011 was 32.8% versus 34.8% for the second quarter of 2010. One percentage point of the decline was attributable to a $1.3 million charge related to the PreZerve® product line, which was previously disclosed as being discontinued. An increase in sales of lower margin outsourced carbon products also contributed to the decline.

Selling, administrative and research expenses for the second quarter of 2011 were comparable to the second quarter of 2010. As a percentage of sales, however, SG&A improved to 16.6% for the second quarter of 2011 versus 17.8% for the second quarter of 2010.

Environmental and litigation contingencies for the second quarter of 2011 included a $1.3 million reduction in the estimate to complete a remediation project at the company’s production facility in Columbus, Ohio. In the second quarter of 2010, the company recorded an $11.5 million litigation contingency charge.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net sales for the six months ended June 30, 2011, were $259.7 million, a $33.2 million, or a 14.6%, increase over the comparable period in 2010. Of this increase, $17.9 million is attributable to an additional three months of Calgon Carbon Japan net revenue, since its results were fully consolidated as of April 1, 2010.

Results for the six months ended June 30, 2010, included a gain on acquisitions of $2.7 million.

Currency translation had a $7.5 million positive impact on sales for the first half of 2011 due to the weak dollar.

Net income for the six months ended June 30, 2011, was $19.8 million versus $12.4 million for the comparable period of 2010. Fully diluted net income per common share for the first half of 2011 was $0.35. Fully diluted net income per common share for the first half of 2010 was $0.22.

Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “Calgon Carbon’s performance for the quarter was solid, as sales strengthened and mix improved as the quarter progressed. Margins also improved sequentially, excluding the effect of the PreZerve inventory charge.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,”

“estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

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Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Sales	$135,298	$123,574	$259,678	$226,501

Cost of Products Sold	90,864	80,512	173,853	146,303

Depreciation and Amortization	5,655	5,261	11,195	10,338

Selling, Administrative & Research	22,499	22,044	44,831	41,695

Environmental and Litigation Contingencies	(1,135)	11,500	(956)	11,500

	117,883	119,317	228,923	209,836

Income from Operations	17,415	4,257	30,755	16,665

Interest - Net	58	2	103	110

Gain on Acquisitions	—	—	—	2,666

Other Expense - Net	(46)	(172)	(236)	(475)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	17,427	4,087	30,622	18,966

Income Tax Provision	6,136	1,171	10,854	6,686

Income from Operations Before Equity in Income from Equity Investments	11,291	2,916	19,768	12,280

Equity in Income from Equity Investments	—	—	—	112

Net Income	$11,291	$2,916	$19,768	$12,392

Net Income per Common Share
Basic	$.20	$.05	$.35	$.22

Diluted	$.20	$.05	$.35	$.22

Weighted Average Shares Outstanding (Thousands)
Basic	56,188	55,830	56,156	55,770

Diluted	57,054	56,748	56,974	56,737

Calgon Carbon Corporation

Segment Data:

Segment Sales	2Q11	2Q10	YTD 2011	YTD 2010

Activated Carbon and Service	121,522	110,381	234,406	200,833
Equipment	11,681	11,129	20,798	21,289
Consumer	2,095	2,064	4,474	4,379

Total Sales (thousands)	$135,298	$123,574	$259,678	$226,501

Segment Operating Income (loss)*	2Q11	2Q10	YTD 2011	YTD 2010

Activated Carbon and Service	24,890	9,275	43,957	26,962
Equipment	(484)	243	(866)	(72)
Consumer	(1,336)	—	(1,141)	113

Income from Operations (thousands)	$23,070	$9,518	$41,950	$27,003

*	Before depreciation and amortization. The 2011 quarter and year to date periods include a $1.3 million charge related to the PreZerve product line in the Consumer Segment as well as a $1.3 million reduction in an environmental liability in the Activated Carbon and Service segment. The 2010 quarter and year to date periods for the Activated Carbon and Service segment include a charge of $11.5 million related to a litigation contingency.

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2011	2010

Assets

Current assets:

Cash and cash equivalents	$13,927	$33,992

Restricted cash	1,275	1,173

Receivables	92,490	94,354

Inventories	113,201	101,693

Other current assets	40,673	40,836

Total current assets	261,566	272,048

Property, plant and equipment, net	217,623	186,834

Other assets	41,738	42,681

Total assets	$520,927	$501,563

Liabilities and Shareholders’ Equity

Current liabilities:

Short-term debt	$18,019	$21,442

Current portion of long-term debt	3,010	3,203

Other current liabilities	72,773	80,529

Total current liabilities	93,802	105,174

Long-term debt	4,098	3,721

Other liabilities	52,631	49,430

Total liabilities	150,531	158,325

Redeemable non-controlling interest	—	274

Total shareholders’ equity	370,396	342,964

Total liabilities and shareholders’ equity	$520,927	$501,563